Exhibit 10.14
GENERAL EMPLOYMENT OFFER

Name:	Heidi Melin
Offered Position:	Chief Marketing Officer, Senior Vice President, Marketing
Date of Offer:	April 30, 2012
General Employment Offer — United States of America
Should you accept our offer of employment as CMO, Senior Vice President of Marketing with Eloqua Inc. (“ELOQUA” or the “Company”), your employment will commence under the following terms and conditions:
1.	BASE SALARY: Your initial base salary shall be at the rate of $12,500.00 per pay period (which annualizes to $300,000.00) less all required statutory and payroll deductions payable in accordance with the Corporation’s normal payroll policies in effect from time to time. The base salary may be adjusted upward from time to time by an amount to be determined by ELOQUA’s Chief Executive Officer.

2.	PERFORMANCE BONUS/COMMISSION: In addition you will be eligible to participate in an Annual Performance Bonus Plan. Under the current plan, at 100% achievement you would earn up to $100,000.00. Bonuses, if any, are paid on an annual basis at the sole discretion of the Company based on its assessment of your performance under the terms of your Annual Performance Bonus Plan, which typically will be set within the first 30 days of your start date. During the first year of employment, your bonus entitlement will be prorated to reflect the period of employment at ELOQUA for the fiscal year. The Annual Performance Bonus Plan is reviewed by the Company from time to time and may be adjusted to reflect the changing conditions of the business.

3.	VACATION: You will receive three weeks of paid vacation per full year of employment which shall accrue on a monthly basis (1.25 days per month) plus all statutory holidays as defined in ELOQUA’s HR policy. You may not accumulate more than 1.5 times your annual vacation allowance. If you reach that cap, you will not accrue any additional vacation days until such time as you have used some of your accrued vacation time. You will be entitled to a prorated vacation in the calendar year of hire based upon the number of days remaining in the respective calendar year calculated from your first day of employment (the “Start Date”). The timing of your vacation shall be approved in advance after consultation with your manager. In addition, you will also receive three (3) weeks of unpaid leave in 2012 to use as you deem appropriate.

4.	BENEFITS: ELOQUA has contracted with Carefirst BCBS to provide medical and dental benefits behalf of ELOQUA. Information about these benefits will be provided in separate documents and additional information will be available on-line over the web on the terms and conditions of your benefits. A facility for 401(k) contributions will also be provided to you.

5.	EXPENSES: You will be reimbursed for all reasonable out-of-pocket expenses incurred in the fulfillment of your duties as set out in this offer letter, including travel and entertainment, upon presentation of such documentation as ELOQUA may reasonably request and in accordance with ELOQUA’s standard expense reimbursement policies and employee travel budgets in effect from time to time.

6.	STOCK OPTIONS: ELOQUA will, subject to approval by its Board of Directors, grant to you an option (the “Hiring Grant Options”) to purchase 350,000 Common Shares of ELOQUA INC. (subject to adjustment for stock splits of Common Shares). The Hiring Grant Options shall have an exercise price equal to the fair market value of the Common Shares on the date of the grant (as determined by the Board of Directors), and the award agreement with respect to the Hiring

Grant Options shall provide that such options, subject to your continued employment, shall vest according to the Vesting Schedule below.
a.	Vesting schedule:
1.	one quarter of the Hiring Grant Options shall vest on the first anniversary of the Start Date;

2.	the remainder shall vest in thirty-six (36) successive equal monthly instalments upon completion of each of the next thirty-six (36) months
All options shall be granted subject to the Eloqua 2006 Stock Option Plan, as amended from time to time (the “Plan”) and applicable stock option agreement(s), copies of which will be provided to you.
7.	DUTIES: You will perform and carry out faithfully all the work, services, instructions and responsibilities from time to time assigned to you by your manager. You will devote your full time, skill, labor and attention to your duties and to the interests of ELOQUA, and its related and/or affiliated companies (collectively with ELOQUA, the “Eloqua Companies”), and use your best efforts to promote, develop and extend the interests of the Eloqua Companies. You will act faithfully, diligently, and in the best interests of the Eloqua Companies at all times in discharging your duties and responsibilities hereunder. After obtaining written permission from the company’s CEO, you may serve on the Board of one outside organization during your tenure at Eloqua. It is understood and agreed that you will undertake reasonable business travel as required by the Company in connection with the performance of your duties hereunder, provided that you shall not be required to travel more than three consecutive months during any 12 month period without your consent.

8.	POLICIES: You will also be subject to the policies, rules and practices of ELOQUA as may be amended from time to time. It shall be your duty as an employee to be familiar with, and to abide by and conduct yourself in accordance with, the applicable methods and techniques utilized by ELOQUA in the conduct, administration and management of its operations and activities, as determined by ELOQUA, and to the extent applicable, various procedures and regulations issued from time to time; to be responsible and accountable for and to conduct, administer, and manage your geographic area, facilities or operations in accordance with established policies and procedures, and to use your best efforts and endeavors to conduct, administer and engage in efforts on behalf of ELOQUA.

9.	AT WILL EMPLOYMENT: Your employment with ELOQUA will commence on the Start Date and is at-will, meaning that you or ELOQUA can terminate your employment at any time for any reason. ELOQUA is not obligated by this Agreement or by any separate arrangements to continue your employment for any particular time period or under any particular terms or conditions. The at-will nature of your employment may not be modified in the future other than through a formal written employment agreement that is signed by both you and an authorized officer of ELOQUA. Subject to Section 10 below, all compensation and benefits provided to you will stop on the date of termination of your employment hereunder, except in the event that you are eligible for continuance of such benefits as specified by applicable laws, including continuation of group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

10.	TERMINATION. Except as otherwise set forth in this Section 10, in the event of any termination of employment (including a Termination for Cause (as defined below)), the Company will pay you no severance.

In the event of any Involuntary Termination (as defined below), subject to your signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and the expiration of the applicable revocation period for the Release, the Company will pay you severance in an amount equal to the sum of (x) twelve (12) months of your then current base salary and (y) for any bonus period partially completed at the time of the termination, an amount equal to the daily prorated amount of your then current target bonus for the year of the termination (the “Severance Amount”), payable within 60 days after your employment terminates on the first payroll date of the Company after the Release becomes effective; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall be paid in the second calendar year.

If such Involuntary Termination occurs either (1) within the 18 month period following a Change in Control (as defined below) or (2) prior to the effective date of a Change in Control, but after the Company has entered into a definitive agreement to consummate a transaction that would constitute a Change in Control, then, in addition to the payments described above, (x) the Company will pay you a lump-sum payment equal to your then current target bonus for the year of termination, payable on the date the Severance Amount is paid, provided the Release is effective and (y) any unvested Company equity awards then held by you, whether in the form of options, restricted stock, restricted stock units or other form, including, but not limited to the Hiring Grant Options, shall be immediately vested and exercisable as of the date of such termination.
i.	“Cause” means (i) your commission (including any plea of guilty or nolo contendere) of any crime (whether or not involving the Company) which constitutes a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, in the jurisdiction involved (other than unintentional motor vehicle crimes); (ii) any action or omission that constitutes gross negligence, dishonesty, wilful misconduct, fraud, embezzlement, misappropriation of funds or breach of fiduciary duty to the Company or any of its subsidiaries; (iii) your continuing, repeated and wilful failure or refusal to perform your duties and services under this Agreement; (iv) your material violation or breach of this offer letter, or violation or breach of the Employee Confidential Information and Non-Disclosure, Developments, Non-Solicitation and Non Competition Agreement, or the Company’s policies and procedures; (v) your willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vi) your material violation of United States federal or state securities laws or applicable Canadian and/or provincial securities laws, except where your have relied upon, and acted in accordance with, the advice of the Company’s legal counsel with respect to the matter involved in such violation and believed he was acting in accordance with such laws.

ii.	“Involuntary Termination” means any of the following that occurs after the date on which your employment actually commences: (a) involuntary discharge by the Company for reasons other than Cause (other than as a result of death or disability), or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of responsibility relative to your level of responsibility in effect immediately prior to such reduction, unless you have consented thereto, (ii) a material reduction in your base salary and target bonus as in effect immediately prior to such reduction, unless you have consented thereto, (iii) if the Company requires you to have your principal location of work changed to any location which is in excess of 35 miles from your then existing principal location of work, or (iv) the material breach of this offer letter by the Company; provided however that for an

Involuntary Termination to be triggered under (b) you shall have provided the Company with written notice of such occurrence within 90 days of the first occurrence thereof (which shall be specified in reasonable detail), and the Company shall have not cured within 30 days of receiving such written notice and you terminate your employment within 30 days after the end of such cure period.

iii.	“Change in Control” means the occurrence of any of the following events:
(A) the Company is merged or consolidated into or with another corporation or other legal person, other than a consolidation or merger (i) to reincorporate the Company in a different jurisdiction, or (ii) in which the stockholders of the Company immediately prior to such consolidation or merger shall own more than 50% of the outstanding shares of capital stock or have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the board of directors of the resulting or surviving corporation immediately after such consolidation or merger;
(B) the Company sells, exclusively licenses or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, other than a sale or transfer to a corporation or legal person in which the stockholders of the Company immediately prior to such transaction shall own more than 50% of the outstanding shares of capital stock (or similar equity interests) or have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the board of directors (or similar governing body); or
(C) the sale or transfer by the Company’s stockholders of outstanding             shares of capital stock of the Company that have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the Board of Directors, in a single transaction or series of related transactions, to a person, entity or “group” (as such term is used in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder).
11.	REPRESENTATION REGARDING OTHER OBLIGATIONS: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or non-solicitation agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at ELOQUA. Regardless of whether you believe that your employment activities for ELOQUA would be affected by any other agreement with confidentiality, non-competition or non-solicitation obligations, you are expected to provide us with a copy of any such agreement into which you previously have entered. that is in your possession. Also, regardless of whether you have entered into any such agreement, you agree not to disclose to ELOQUA or use in connection with your ELOQUA employment any confidential information or materials belonging to any previous employer or others.

12.	CORPORATE PROPERTY: All materials relating to the business and affairs of the Eloqua Companies including, without limitation, all manuals, documents, reports, equipment, working materials and lists of customers prepared by the Eloqua Companies or by you in the course of employment are for the benefit of ELOQUA and are and will remain the property of ELOQUA. Upon termination of employment, you will surrender to ELOQUA all such materials, data, information and property immediately upon notification of termination.

13.	SECTION 409A; MISCELLANEOUS:

a.	Anything herein to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to hereunder on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an instalment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the instalments will be payable in accordance with their original schedule.

b.	All in-kind benefits provided and expenses eligible for reimbursement hereunder will be provided by the Company or incurred by you during the time periods set forth herein. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.	To the extent that any payment or benefit described herein constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon you termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

d.	The parties intend that this offer letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this offer letter may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Each payment pursuant to this offer letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).The Company makes no representation or warranty and will have no liability to you or any other person if any provisions hereof are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

e.	ELOQUA shall have the right to assign this offer letter to it successors and assigns, and such successors and assigns shall be bound by the provisions hereof.

I accept the terms of this General Employment Offer as stated:

/s/ Heidi Melin Signature, Heidi Melin	4/30/12 Date

Approved by

/s/ Joseph P. Payne Joseph P. Payne	4/30/12 Date

July 12, 2012
Heidi Melin
c/o Eloqua, Inc.
1921 Gallows Road, Suite 250
Vienna, VA 22182

Re:	Amendment to General Employment Offer
Dear Heidi:
     This letter agreement (the “Letter Agreement”) amends the terms of the General Employment Offer (the “Offer Letter”) dated as of April 30, 2012, by and between Eloqua, Inc. (the “Company”) and you as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Offer Letter.
     1. The Offer Letter is hereby amended by inserting the following as a new Section 14 of the Offer Letter:
“14. ADDITIONAL LIMITATION
(i) Anything herein to the contrary notwithstanding, in the event that the amount of any compensation, acceleration, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the ‘Severance Payments’), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions will apply:
     (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you will be entitled to the full benefits payable under this Agreement.
     (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments will not exceed the Threshold Amount. In such event, the Severance Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments will be reduced in reverse chronological order.
(ii) For the purposes of this Section 14, ‘Threshold Amount’ means three times your ‘base amount’ within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and ‘Excise Tax’ means the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.
(iii) The determination as to which of the alternative provisions of Section 14(i) will apply to you will be made by an accounting firm selected by the Company (the ‘Accounting Firm’), which will provide detailed supporting calculations both to the Company and you within 10 business days of the date of your termination of employment, if applicable, or at such earlier time as is reasonably requested by the Company or by you. For purposes of determining which of the alternative provisions of Section 14(i) will apply, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of your residence on the date your employment terminates, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm will be binding upon you and the Company.”
     2. All other provisions of the Offer Letter shall remain in full force and effect according to their respective terms, and nothing contained

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herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Offer Letter except to the extent specifically provided for herein.
     3. This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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     Please indicate your acceptance of the terms of this Letter Agreement by signing where indicated below and returning this Letter Agreement to the Company.

ELOQUA, INC.

/s/ Joseph Payne

Joseph Payne
CEO

EXECUTIVE

/s/ Heidi Melin

Heidi Melin

July 12, 2012

Date